UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

ServiceNow, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3260 Jay Street Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(408) 501-8550

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this report under the headings “Indenture,” “Convertible Note Hedge Transactions” and “Warrant Transactions” is incorporated by reference into this Item 1.01.

ServiceNow, Inc. (the “Company”) estimates that the net proceeds from the offering of the Notes (as defined below) will be approximately $563.0 million after deducting the initial purchasers’ discount and estimated offering expenses payable by the Company. The Company used approximately $51.3 million of the net proceeds to pay the cost of the convertible note hedge transactions described below (after such cost was partially offset by the proceeds to the Company of the warrant transactions described below). The Company intends to use the remaining net proceeds for general corporate purposes and potential acquisition and strategic transactions.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and Indenture described in Item 8.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this report under the headings “Purchase Agreement,” “Warrant Transactions” is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

Purchase Agreement

On November 6, 2013, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC , as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), relating to the Company’s sale of $575 million aggregate principal amount of its 0% Convertible Senior Notes due 2018 (the “Notes”) to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. The sale includes the exercise in full by the Representatives of their option under the Purchase Agreement to purchase up to an additional $75 million aggregate principal amount of Notes, solely to cover over-allotments. The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities under the Securities Act. The Notes and the shares of the Company’s common stock (the “Common Stock”) issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Indenture

The Notes were issued pursuant to an Indenture, dated as of November 13, 2013 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee. The Notes are unsecured, unsubordinated obligations of the Company. The Notes will not bear regular interest, and the principal amount of the Notes will not accrete. The Notes mature on November 1, 2018 unless repurchased or converted in accordance with their terms prior to such date. The Company may not redeem the Notes prior to their maturity.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1)	default by the Company in any payment of special interest on the Notes when due and payable and the default continues for a period of 30 days;

(2)	defaults by the Company in the payment of principal of the Notes when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise ;

(3)	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for a period of three business days;

(4)	failure by the Company to give a fundamental change notice or a notice of a specified corporate transaction at the time and in the manner provided in the Indenture;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger or sale of assets of the Company;

(6)	failure by the Company for a period of 60 days after written notice from the trustee or the holders of 25% or more in aggregate principal amount of the Notes then outstanding has been received to comply with any of its agreements under the Notes or the Indenture;

(7)	an event of default by the Company or any of its subsidiaries as defined under any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $35,000,000 in the aggregate of the Company and/or any such subsidiary, and such default

(i)	results in such indebtedness becoming or being declared due and payable, or

(ii)	constitutes a failure to pay when due (at express maturity, upon required repurchase, upon acceleration as a result of an event of default or otherwise) the principal or interest of any such indebtedness, if such default or acceleration is not cured or waived, or rescinded within 30 days after written notice of such failure to the Company by the trustee or holders of 25% or more in aggregate principal amount of the Notes then outstanding;

(8)	a final judgment for payment of $35,000,000 or more is rendered against the Company or any of its subsidiaries, and such judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(9)	certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries occurs.

The Notes are convertible into cash, shares of Common Stock or a combination thereof, at the Company’s election, at an initial conversion rate of 13.5357 shares of Common Stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $73.88 per share of Common Stock subject to adjustment. Prior to the close of business on the business day immediately preceding July 1, 2018, such conversion is subject to the satisfaction of certain conditions set forth below.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid special interest to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes prior to the close of business on the business day immediately preceding July 1, 2018, in multiples of $1,000 principal amount, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on March 31, 2014 (and only during such calendar quarter), if the last reported sale price of Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the Notes on each applicable trading day;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that five day consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock and the conversion rate of the Notes on such trading day; or

•	upon the occurrence of specified corporate events.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Convertible Note Hedge Transactions

On each of November 6, 2013, concurrently with the pricing of the Notes, and November 11, 2013, concurrently with the Representatives’ exercise of the over-allotment option to purchase additional Notes, the Company entered into convertible note hedge transactions with respect to its Common Stock (the “Purchased Options”) with each of Morgan Stanley & Co. International plc, JPMorgan Chase Bank, National Association. and RBC Capital Markets LLC (collectively, the “Counterparties”). The Purchased Options cover, subject to anti-dilution adjustments substantially identical to those in the Notes, approximately 7.8 million shares of Common Stock in the aggregate and are exercisable upon conversion of the Notes. The Purchased Options have an initial strike price that corresponds to the initial conversion price of the Notes, subject to anti-dilution adjustments substantially similar to those in the Notes. The Purchased Options will expire upon the maturity of the Notes, if not earlier exercised. The form of confirmation for the Purchased Options is attached hereto as Exhibits 99.1 and is incorporated herein by reference. The Purchased Options are intended to reduce potential dilution to the Common Stock upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, in the event that the market value per share of the Common Stock, as measured under the Purchased Options, at the time of exercise is greater than the strike price of the Purchased Options, which initially corresponds to the conversion price of the Notes. The Purchased Options are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Purchased Options.

The Company used approximately $51.3 million of the net proceeds from the offering of the Notes to pay the cost of the Purchased Options (after such cost was partially offset by the proceeds to the Company of the Warrants (as defined below)).

Warrant Transactions

Separately from the Purchased Options, on each of November 6, 2013, concurrently with the pricing of the Notes, and November 11, 2013, concurrently with the Representatives’ exercise of the over-allotment option to purchase additional Notes, the Company entered into warrant transactions to sell to the Counterparties warrants (the “Warrants”) to acquire, subject to anti-dilution adjustments, up to approximately 7.8 million shares of Common Stock in the aggregate at a strike price of approximately $107.46 per share. The Company offered and sold the Warrants in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Neither the Warrants nor the underlying shares of Common Stock issuable upon conversion of the Warrants have been registered under the Securities Act and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The form of confirmation for the Warrants is attached hereto as Exhibit 99.2 and is incorporated herein by reference. If the market value per share of Common Stock, as measured under the Warrants, at the time of exercise exceeds the strike price of the Warrants, the Warrants will have a dilutive effect on the Company’s earnings per share. The Warrants are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants. The Warrants will expire in 2018.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated November 13, 2013 between ServiceNow, Inc. and Wells Fargo Bank, National Association.

99.1	Form of Base Convertible Note Hedge Transaction Confirmation.

99.2	Form of Base Warrant Transaction Confirmation.

99.3	Form of Additional Convertible Note Hedge Transaction Confirmation.

99.4	Form of Additional Warrant Transaction Confirmation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ServiceNow, Inc.

Date: November 13, 2013	By:	/s/ Robert Specker
Robert Specker
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Indenture dated November 13, 2013 between ServiceNow, Inc. and Wells Fargo Bank, National Association.

99.1	Form of Base Convertible Note Hedge Transaction Confirmation.

99.2	Form of Base Warrant Transaction Confirmation.

99.3	Form of Additional Convertible Note Hedge Transaction Confirmation.

99.4	Form of Additional Warrant Transaction Confirmation.